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As filed with the United States Securities and Exchange Commission on December 21, 2009

REGISTRATION STATEMENT NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEST COAST BANCORP
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	93-0810577 (I.R.S. Employer Identification Number)

5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Richard R. Rasmussen, Esq.
Executive Vice President, General Counsel and Secretary
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Matthew M. Guest, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)(4)

Mandatorily Convertible Cumulative Participating Preferred Stock, Series A (and underlying shares of Common Stock) (together with related Preferred Stock Purchase Rights)	1,428,849	$112.50	$160,745,512.50	$11,461.16

Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (and underlying shares of Common Stock) (together with related Preferred Stock Purchase Rights)	121,328	$112.50	$13,649,400.00	$973.20

Class B Warrants to Purchase Series A Preferred Stock (and underlying shares of Series A Preferred Stock issuable upon exercise of the Class B Warrants and underlying shares of Series B Preferred Stock issuable in certain circumstances upon exercise of the Class B Warrants) (together with the shares of Common Stock underlying such Preferred Stock)	117,972	$112.50	$13,271,850.00	$946.28

Class C Warrants to Purchase Series B Preferred Stock (and underlying shares of Series B Preferred Stock issuable upon exercise of the Class C Warrants) (together with the shares of Common Stock underlying such Series B Preferred Stock)	240,000	$112.50	$27,000,000.00	$1,925.10

Class D Warrants to Purchase Series B Preferred Stock (and underlying shares of Series B Preferred Stock issuable upon exercise of the Class D Warrants) (together with the shares of Common Stock underlying such Series B Preferred Stock)	122,028	$112.50	$13,728,150.00	$978.82

Underlying Shares of Common Stock, no par value per share (together with related Preferred Stock Purchase Rights)(5)	101,508,850	—	—	—

(1)
This registration statement relates to the following securities to be offered for resale by the selling securityholders: (a) shares of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, no par value (the "Series A Preferred Stock") and the shares of Common Stock, no par value (the "Common Stock") underlying such shares; (b) shares of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B, no par value (the "Series B Preferred Stock" and, with the Series A Preferred Stock, the "Preferred Stock") and the shares of Common Stock underlying such shares; (c) Class B Warrants to purchase shares of Series A Preferred Stock and in certain circumstances shares of Series B Preferred Stock (the "Class B Warrants") (and the shares of Common Stock underlying such shares of Preferred Stock issued upon exercise of the Class B Warrants); (d) Class C Warrants to purchase shares of Series B Preferred Stock (the "Class C Warrants") (and the shares of Common Stock underlying such shares of Preferred Stock issued upon exercise of the Class C Warrants); (e) Class D Warrants to purchase shares of Series B Preferred Stock (the "Class D Warrants" and, together with the Class B Warrants and Class C Warrants, the "Warrants") (and the shares of Common Stock underlying such shares of Preferred Stock issued upon exercise of the Class B Warrants); (f) any additional shares of Common Stock or Preferred Stock that become issuable in connection with anti-dilution adjustments as set forth in the terms of the Preferred Stock and the Warrants; and (g) the preferred stock purchase rights associated with the shares of Common Stock and Preferred Stock.

(2)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Preferred Stock and Warrants, as applicable.

(3)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our Common Stock on December 17, 2009 on the NASDAQ Global Select Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series A Preferred Stock, the Series B Preferred Stock, the Class B Warrants, the Class C Warrants and the Class D Warrants. With respect to the Series A Preferred Stock, represents such average value of the Common Stock underlying the Series A Preferred Stock multiplied by the initial conversion ratio of fifty shares of Common Stock per share of Series A Preferred Stock. With respect to the Series B Preferred Stock, represents such average value of the Common Stock underlying the Series B Preferred Stock multiplied by the initial conversion ratio of fifty shares of Common Stock per share of Series A Preferred Stock. With respect to the Class B Warrants, represents such average value of the Common Stock underlying the Series A Preferred Stock and Series B Preferred Stock issuable upon exercise of the Class B Warrants multiplied by the initial conversion ratio of fifty shares of Common Stock per share of Series A Preferred Stock or Series B Preferred Stock. With respect to the Class C Warrants, represents such average value of the Common Stock underlying the Series B Preferred Stock issuable upon exercise of the Class C Warrants multiplied by the initial conversion ratio of fifty shares of Common Stock per share of Series B Preferred Stock. With respect to the Class D Warrants, represents such average value of the Common Stock underlying the Series B Preferred Stock issuable upon exercise of the Class D Warrants multiplied by the initial conversion ratio of fifty shares of Common Stock per share of Series B Preferred Stock.

(4)
Pursuant to Rule 457(i), a single registration fee is payable with respect to each series of Preferred Stock and the respective underlying shares of Common Stock and a single registration fee is payable with respect to each class of Warrants and the respective underlying shares of Preferred Stock (and shares of Common Stock underlying such Preferred Stock).

(5)
Represents (i) an estimated 71,442,450 shares of Common Stock issuable upon conversion in full of the 1,428,849 outstanding shares of the Series A Preferred Stock; (ii) an estimated 6,066,400 shares of Common Stock issuable upon conversion in full of the 121,238 outstanding shares of the Series B Preferred Stock; (iii) an estimated 5,898,600 shares of Common Stock issuable upon conversion in full of the 117,972 shares of Series A Preferred Stock or Series B Preferred Stock issuable upon exercise of the Class B Warrants; (iv) an estimated 12,000,000 shares of Common Stock issuable upon conversion in full of the 240,000 shares of Series B Preferred Stock issuable upon exercise in full of all of the Class C Warrants; (v) an estimated 6,101,400 shares of Common Stock issuable upon conversion in full of 122,028 shares of Series B Preferred Stock issuable upon exercise in full of all the Class D Warrants; and (vi) any additional shares of Common Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Preferred Stock and Warrants, as applicable.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the Selling Securityholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2009

PROSPECTUS

1,428,849 Shares of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A

121,328 Shares of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B

Class B Warrants to Purchase An Aggregate of 117,972 Shares of Series A Preferred Stock
(or Series B Preferred Stock in lieu of Series A Preferred Stock in certain circumstances)
(and such underlying shares of Series A Preferred Stock or Series B Preferred Stock)

Class C Warrants to Purchase An Aggregate of 240,000 Shares of Series B Preferred Stock
(and such underlying shares of Series B Preferred Stock)

Class D Warrants to Purchase An Aggregate of 122,028 Shares of Series B Preferred Stock
(and such underlying shares of Series B Preferred Stock)

101,508,850 Shares of Common Stock Underlying the Series A Preferred Stock and Series B
Preferred Stock (including Common Stock Underlying the Preferred Stock
Issuable Upon Exercise of the Warrants)

             This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading "Selling Securityholders" on page [    •    ] of this prospectus who currently own such securities or may acquire such securities upon the exercise or conversion of securities currently held. Investing in our securities involves risks. You should carefully consider the risk factors beginning on page [    •    ] of this prospectus before investing. This prospectus covers the following securities:

  •
  some or all of 1,428,849 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, liquidation preference amount of $100 per share ("Series A Preferred Stock");

  •
  some or all of 121,328 shares of our Mandatorily Convertible Cumulative Participating Preferred Stock, Series B, liquidation preference amount of $100 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, the "Preferred Stock");

  •
  Class B Warrants, or portions thereof, exercisable only in the event we do not receive the Shareholder Approvals (defined below) by March 1, 2010 (and which expire upon receipt of such Shareholder Approvals) to purchase 117,972 shares of Series A Preferred Stock in the aggregate across all Class B Warrants (and, in certain circumstances, shares of Series B Preferred Stock in lieu of shares of Series A Preferred Stock) at an exercise price of $25.00 per share, subject to anti-dilution adjustment as described in this prospectus (the "Class B Warrants");

  •
  Class C Warrants, or portions thereof, to purchase 240,000 shares of Series B Preferred Stock in the aggregate across all Class C Warrants at an exercise price of $100.00 per share, subject to anti-dilution adjustments as described in this prospectus (the "Class C Warrants");

  •
  Class D Warrants, or portions thereof, exercisable only in the event we do not receive the Shareholder Approvals by March 1, 2010 (and which expire upon receipt of such Shareholder Approvals) to purchase 122,028 shares of Series B Preferred Stock in the aggregate across all Class D Warrants at an exercise price of $25.00 per share, subject to anti-dilution adjustments as described in this prospectus (the "Class D Warrants," and together with the Class B Warrants and Class C Warrants, the "Warrants");

  •
  the shares of our Series A Preferred Stock issuable upon exercise of the Class B Warrants;

  •
  the shares of our Series B Preferred Stock issuable upon exercise of the Class C Warrants and the Class D Warrants and, in certain circumstances, upon exercise of the Class B Warrants;

  •
  the shares of our common stock, no par value (our "Common Stock") into which the Series A Preferred Stock will convert upon receipt of the Shareholder Approvals; and

  •
  the shares of our Common Stock into which the Series B Preferred Stock will convert upon receipt of the Shareholder Approvals and transfer to a third party in a (a) widespread public distribution, including pursuant to Rule 144 under the Securities Act of 1933, as amended (which we refer to as the "Securities Act"), (b) transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Company or (c) transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the transferor (we collectively refer to these types of transfers as a "widely dispersed offering").

             Pursuant to Investment Agreements dated October 23, 2009 between West Coast Bancorp and the Selling Securityholders (or an affiliate of the Selling Securityholders), we issued shares of Series A Preferred Stock and the Series B Preferred Stock and the Class B Warrants, Class C Warrants and Class D Warrants to the Selling Securityholders in private placement transactions exempt from the registration requirements of the Securities Act of 1933 (we refer to these transactions as the "capital raise"). In order to enable the Series A Preferred Stock and Series B Preferred Stock to convert into our Common Stock in accordance with their terms, we are seeking approval from our shareholders at a Special Meeting, scheduled for January 20, 2010, of (i) an amendment to our Restated Articles of Incorporation increasing the number of authorized shares of Common Stock to 250,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 60,000,000 to 260,000,000) and (ii) the issuance of our Common Stock in connection with the conversion of the Series A Preferred Stock and Series B Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635. We refer to these shareholder approvals as the "Shareholder Approvals." When used in this prospectus, the term "Securities" refers to the shares of Common Stock, the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the Class B Warrants, the Class C Warrants and the Class D Warrants offered hereunder collectively unless otherwise specified. We agreed in the investment agreements to file this resale registration statement covering these Securities.

             The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the private placement transactions described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder's sole discretion, subject to certain restrictions. See "Plan of Distribution" on page [    •    ] of this prospectus.

             We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

             Shares of our Common Stock are traded on the NASDAQ Global Select Market under the symbol "WCBO." The closing sale price for our Common Stock as reported on the NASDAQ Global Select Market on [    •    ], 2009 was $[    •    ]. None of the Series A Preferred Stock, the Series B Preferred Stock, the Class B Warrants, the Class C Warrants or the Class D Warrants is currently listed on an any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept any of the Securities for listing.

             An investment in the Securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page [8] of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the Securities. See "Information Incorporated by Reference."

             Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus is [    •    ], 2009

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of Securities.

        The distribution of this prospectus and the offering and sale of the Securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any Securities in any jurisdiction in which such offer or invitation would be unlawful.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA") and are made pursuant to the safe harbors of the PSLRA. Any statements containing the words "could," "may," "should," "plan," "believes," "anticipates," "estimates," "predicts," "expects," "projects," "potential," or "continue," or words of similar import, constitute "forward-looking statements," as do any other statements that expressly or implicitly predict future events, results, or performance. The actual results of West Coast Bancorp could be quite different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ from results expressed or implied by our forward-looking statements include, without limitation:

  •
  General economic conditions, whether national or regional, and conditions in real estate markets, that may affect the demand for our loan and other products, lead to further declines in credit quality and increased loan losses, hinder our ability to increase lending activities, and negatively affect the value and salability of the real estate that we own or is the collateral for many of our loans;

  •
  Changing business, banking, or regulatory conditions, policies, or programs, or new legislation or government or regulatory initiatives, that could lead to restrictions on activities of banks generally or West Coast Bank (the "Bank"), in particular, changes in costs, including deposit insurance premiums, the elimination of FDIC programs expanding deposit insurance coverage on noninterest bearing deposit accounts and other accounts with balances up to $250,000, declines in consumer confidence in depository institutions generally or the Bank in particular or changes in the secondary market for bank loan and other products;

  •
  Competitive factors, including competition with community, regional and national financial institutions, that may lead to pricing pressures that reduce yields the Bank achieves on loans and increase rates the Bank pays on deposits, loss of our most valued customers, defection of key employees or groups of employees, or other losses;

  •
  Increasing or decreasing interest rate environments, including the slope and level of, as well as changes in, the yield curve that could lead to decreases in net interest margin, lower net interest and fee income, including lower gains on sales of loans, and changes in the value of the Company's investment securities;

  •
  Changes or failures in technology or third party vendor relationships in important revenue production or service areas or increases in required investments in technology that could reduce our revenues, increase our costs, or lead to disruptions in our business; and

  •
  Any failure to receive the Shareholder Approvals we are seeking in connection with the capital raise.

        Furthermore, forward-looking statements are subject to risks and uncertainties related to the Company's ability to, among other things: dispose of properties or other assets obtained through foreclosures at expected prices and within a reasonable period of time; attract and retain key personnel; generate loan and deposit balances at projected spreads; sustain fee generation including gains on sales of loans; maintain asset quality and control risk; limit the amount of net loan charge-offs; adapt to changing customer deposit, investment and borrowing behaviors; control expense growth; and monitor and manage the Company's financial reporting, operating and disclosure control environments.

        Some of these and other factors are discussed in this prospectus under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference, including but not limited to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended

December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

        Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

SUMMARY

        This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in our Securities. You should carefully read this entire prospectus, including the information contained under the heading "Risk Factors" and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and all other information included or incorporated by reference into this prospectus in their entirety before you decide to invest in our Securities. In this prospectus, all references to the "Company," "we," "us" and "our" refer to West Coast Bancorp and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

 West Coast Bancorp

        West Coast Bancorp is a bank holding company for West Coast Bank, its primary operating subsidiary. Our principal office is located at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, and the telephone number at that address is (503) 684-0884. With $2.7 billion in assets, West Coast Bank operates through 65 locations in Oregon and Washington. West Coast Bank combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. Our website address is www.wcb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

The Offering

Maximum number of Series A Preferred Stock offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):	1,428,849 shares of Series A Preferred Stock issued by us to the Selling Securityholders on October 23, 2009, as discussed in "Summary of the Underlying Transactions" and "Selling Securityholders"
117,972 shares of Series A Preferred Stock issuable upon exercise of the Class B Warrants (see "Exercisability of the Class B Warrants and Class D Warrants" below)
Maximum number of Series B Preferred Stock offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):	121,328 shares of Series B Preferred Stock issued by us to the Selling Securityholders on October 23, 2009, as discussed in "Summary of the Underlying Transactions" and "Selling Securityholders"

117,972 shares of Series B Preferred Stock issuable upon exercise of the Class B Warrants in lieu of Series A Preferred Stock in certain circumstances due to regulatory ownership restrictions (see "Exercisability of the Class B Warrants and Class D Warrants" below)
240,000 shares of Series B Preferred Stock issuable upon exercise of the Class C Warrants
122,028 shares of Series B Preferred Stock issuable upon exercise of the Class D Warrants (see "Exercisability of the Class B Warrants and Class D Warrants" below)

Maximum Portions of Class B Warrants offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):	Class B Warrants, or portions thereof, exercisable only in the event we do not receive the Shareholder Approvals by March 1, 2010 (and which expire upon receipt of such Shareholder Approvals) to purchase 117,972 shares of Series A Preferred Stock in the aggregate across all Class B Warrants (and, in certain circumstances, shares of Series B Preferred Stock in lieu of shares of Series A Preferred Stock)
See "Exercisability of the Class B Warrants and Class D Warrants" below.
Maximum Portions of Class C Warrants offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):	Class C Warrants, or portions thereof, to purchase 240,000 shares of Series B Preferred Stock in the aggregate across all Class C Warrants
Maximum Portions of Class D Warrants offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):
Class D Warrants, or portions thereof, exercisable only in the event we do not receive the Shareholder Approvals by March 1, 2010 (and which expire upon receipt of such Shareholder Approvals) to purchase 122,028 shares of Series B Preferred Stock in the aggregate across all Class D Warrants
See "Exercisability of the Class B Warrants and Class D Warrants" below.
Maximum number of shares of Common Stock offered by the Selling Securityholders (in each case subject to anti-dilution adjustments):
71,442,450 shares of Common Stock underlying the 1,428,849 outstanding shares of Series A Preferred Stock (plus the 5,898,600 shares of Common Stock underlying the 117,972 shares of Series A Preferred Stock issuable upon exercise of all of the Class B Warrants)

6,066,400 shares of Common Stock underlying the 121,238 outstanding shares of Series B Preferred Stock (plus the 12,000,000 shares of Common Stock underlying the 240,000 shares of Series B Preferred Stock issuable upon exercise of all of the Class C Warrants and the 6,101,400 shares of Common Stock underlying the 122,028 shares of Series B Preferred Stock issuable upon exercise of all of the Class D Warrants). Shares of Series B Preferred Stock would not convert into Common Stock in the hands of the Selling Securityholders following receipt of the Shareholder Approvals but would convert into Common Stock following transfer to a third-party transferee in a widely dispersed offering and could be offered by such third party transferees of the Selling Securityholders in whose hands conversion would occur. See "Convertibility of the Series B Preferred Stock" below.
Shares outstanding as of [•]:	[•] shares of Common Stock
1,428,849 shares of Series A Preferred Stock
121,328 shares of Series B Preferred Stock

As discussed above and in "Description of the Capital Stock—Series A Preferred Stock and Series B Preferred Stock," each share of Series A Preferred Stock will automatically convert into 50 shares of our Common Stock (subject to anti-dilution adjustments) upon receipt of the Shareholder Approvals, and each share of Series B Preferred Stock will automatically convert into 50 shares of our Common Stock (subject to anti-dilution adjustments) upon receipt of the Shareholder Approvals and transfer to a third party in a widely dispersed offering.

The shares of Series A Preferred Stock and Series B Preferred Stock issuable upon exercise of the Warrants are not included in the number of shares of Series A Preferred Stock or the number of shares of Series B Preferred Stock outstanding as of [•].

The shares of our Common Stock underlying the outstanding shares of Series A Preferred Stock and Series B Preferred Stock or underlying the shares of Preferred Stock issuable upon exercise of the Warrants are not included in the number of shares of Common Stock outstanding as of [•].
Exercisability of the Class B Warrants and the Class D Warrants:
If the Shareholder Approvals have not been obtained before March 1, 2010, the Class B Warrants and the Class D Warrants will become exercisable by the holders at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants.
If the Shareholder Approvals are obtained prior to March 1, 2010, the Class B Warrants and the Class D Warrants will expire in full and will never become exercisable.

If the Shareholder Approvals are received on or after March 1, 2010, any unexercised portions of the Class B Warrants or the Class D Warrants will expire at the time such approvals are received and will no longer be exercisable.

Shares of Preferred Stock issued upon exercise of the Class B Warrants and the Class D Warrants will have the same terms as all other shares of the applicable series of Preferred Stock and will mandatorily convert into our Common Stock on the same terms as such other shares.
Convertibility of Series A Preferred Stock into our Common Stock:
Shares of Series A Preferred Stock will automatically convert into our Common Stock on the fifth business day following the date on which we receive the Shareholder Approvals. To the extent that conversion of the Series A Preferred Stock would cause the holder to own more than 9.9% of any class of our voting securities or be subject to the receipt of required regulatory approvals, delivery of our Common Stock would be delayed until that limit would not be exceeded and any required regulatory approvals are obtained.

Convertibility of Series B Preferred Stock into our Common Stock:	Shares of Series B Preferred Stock will automatically convert into our Common Stock following both (1) the receipt of the Shareholder Approvals and (2) the transfer of the Series B Preferred Stock to a third party transferee in a widely dispersed offering.
Use of Proceeds:	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.
Risk Factors:
An investment in our Securities is subject to risks. Please refer to the information contained under the caption "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.
NASDAQ Global Select Symbol:	WCBO (Common Stock)
None of the Series A Preferred Stock, Series B Preferred Stock, Class B Warrants, Class C Warrants or Class D Warrants are listed.

RISK FACTORS

        An investment in our Securities or in interests in our Securities, whether Common Stock, Series A Preferred Stock, Series B Preferred Stock, Class B Warrants, Class C Warrants or Class D Warrants, involves a high degree of risk. Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and any risks described in our other filings with the Securities and Exchange Commission (which we refer to as the "SEC"), pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, before making a decision to invest in our Securities. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our Common Stock and the values of any of our other Securities could decline, and you may lose all or part of your investment.

Risks Relating to our Common Stock

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

        The trading price of our Common Stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. Among the factors that could affect our stock price are:

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to our Common Stock or those of other financial institutions;

  •
  failure to meet analysts' loan and deposit volume, revenue, asset quality or earnings expectations;

  •
  speculation in the press or investment community generally or relating to our reputation or the financial services industry;

  •
  actions by our current shareholders, including sales of Common Stock by existing shareholders and/or directors and executive officers;

  •
  fluctuations in the stock price and operating results of our competitors;

  •
  future sales of our equity or equity-related securities;

  •
  proposed or adopted regulatory changes or developments;

  •
  investigations, proceedings or litigation that involve or affect us;

  •
  domestic and international economic factors unrelated to our performance;

  •
  the performance of the national and Pacific Northwest economy and the real estate markets in the Pacific Northwest;

  •
  general market conditions and, in particular, developments related to market conditions for the financial services industry; or

  •
  any failure to receive the Shareholder Approvals.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

        Substantially all of our activities are conducted through West Coast Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. On October 26, 2009, the Company announced that the Bank had entered into a Stipulation and Consent with the Federal Deposit Insurance Corporation (the "FDIC") and the Oregon Division of Finance and Corporate Securities (the "DFCS"), its primary banking regulators, agreeing to the issuance of an Order to Cease and Desist (the "Order") effective as of October 22, 2009. Under the Order, the Bank may only pay dividends with the prior consent of the FDIC and the DFCS. In addition, on December 15, 2009, we entered into a Written Agreement (the "Written Agreement") with the Federal Reserve Bank of San Francisco (the "Reserve Bank") and the DFCS agreeing not to take any dividends or other payments representing a reduction in capital from the Bank without the prior consent of the Reserve Bank and the DFCS. We do not know when the Bank will receive regulatory approval to pay dividends to us in the future or when we will receive regulatory approval to accept any such dividends.

We have suspended payment of cash dividends on our Common Stock and may not pay any cash dividends on our Common Stock for the foreseeable future.

        On September 23, 2009, we announced that we had suspended payment of cash dividends on our Common Stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our Common Stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS. Finally, under the terms of the Series A Preferred Stock and Series B Preferred Stock, we are prohibited from paying any cash dividends on our Common Stock prior to the receipt of the Shareholder Approvals for so long as any such Preferred Stock remains outstanding.

Our Common Stock is equity and therefore is subordinate to our indebtedness and preferred stock.

        Shares of our Common Stock are equity interests in the Company and do not constitute indebtedness. As such, shares of our Common Stock will rank junior to all indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of the Series A Preferred Stock and the Series B Preferred Stock (which are described in more detail in the section entitled "Description of Capital Stock"), we will be unable to declare or pay dividends on or repurchase our Common Stock prior to the receipt of the Shareholder Approvals for so long as such Preferred Stock remains outstanding.

There may be future sales or other dilution of our equity (including from the conversion of the Preferred Stock into our Common Stock), which may adversely affect the market price of our Common Stock.

        We are not restricted from issuing additional shares of our Common Stock or of preferred stock. The issuance of any additional shares of Common Stock or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to holders of our Common Stock. The market value of our Common Stock could also decline as a result of sales by us of a large number of shares of Common Stock or any future class or series of stock in the market or the perception that such sales could occur.

        There will also be immediate and substantial dilution to existing holders of our Common Stock upon the receipt of the Shareholder Approvals due to the mandatory conversion of the Series A Preferred Stock into our Common Stock upon such receipt. Dilution will also occur upon the mandatory conversion of the Series B Preferred Stock which occurs upon transfer to a third party transferee in a widely dispersed offering following receipt of the Shareholder Approvals. Additional shares of Preferred Stock will also be issued upon exercise of all or part of the Warrants. Based on the number of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding as of [    •    ], 2009, assuming the receipt of the Shareholder Approvals and conversion of all of the Series A Preferred Stock and Series B Preferred Stock into Common Stock, we would have [    •    ] shares of Common Stock outstanding following such conversion.

        We have also filed a registration statement with the SEC for a rights offering in which, if completed, we would issue up to 5 million shares of Common Stock.

The sale of the Securities registered in this offering may cause the market price of our Common Stock to decline.

        The Securities registered in this offering will be freely tradable upon effectiveness of the registration statement relating to this offering. The sale of a significant amount of Securities registered in this offering (whether Common Stock, Preferred Stock or Warrants) at any given time could cause the trading price of our Common Stock to decline and be highly volatile.

Anti-takeover provisions could negatively impact our shareholders.

        Provisions of Oregon law and of our charter and bylaws and our Tax Benefit Preservation Plan (which are described in more detail in the section entitled "Description of Capital Stock") could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

Risks Relating to the Series A Preferred Stock and Series B Preferred Stock

        Because the Series A Preferred Stock and Series B Preferred Stock automatically convert into Common Stock in certain circumstances described in the section entitled "Description of Capital Stock—Series A Preferred Stock and Series B Preferred Stock," you should read the discussion of risks related to investments in our Common Stock. See "—Risks Relating to Ownership of our Common Stock." Ownership of the Series A Preferred Stock or Series B Preferred Stock involves additional risks, including but not limited to the following:

The Series A Preferred Stock and Series B Preferred Stock are each new series of securities and an active trading market may not develop for either of them.

        There is no public market for either the Series A Preferred Stock or the Series B Preferred Stock, and we have no plans to obtain a listing of the Series A Preferred Stock and Series B Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Preferred Stock easily. The liquidity of any market for the Preferred Stock will depend on a number of factors, including but not limited to:

  •
  the number of shares of Preferred Stock, if any, that investors purchase in this offering;

  •
  the number of shares of Preferred Stock that the Selling Securityholders elect to sell in this offering;

  •
  the number of holders of the Preferred Stock;

  •
  our performance;

  •
  the market for similar securities; and

  •
  the market price of our Common Stock.

The Series A Preferred Stock and Series B Preferred Stock will convert into Common Stock only in limited circumstances.

        Unless the Shareholder Approvals are received, neither the Series A Preferred Stock nor the Series B Preferred Stock will convert into our Common Stock.

        Shares of Series A Preferred Stock will automatically convert into our Common Stock on the fifth business day following the date on which we receive the Shareholder Approvals. To the extent that conversion of the Series A Preferred Stock would cause the holder to own more than 9.9% of any class of our voting securities or be subject to the receipt of required regulatory approvals, delivery of our Common Stock would be delayed until that limit would not be exceeded and any required regulatory approvals are obtained.

        Shares of Series B Preferred Stock will convert automatically into our Common Stock following both (1) the receipt of the Shareholder Approvals and (2) the transfer of the Series B Preferred Stock to a third party transferee in a widely dispersed offering. To the extent that conversion of the Series B Preferred Stock would cause the holder to be subject to the receipt of required regulatory approvals, delivery of our Common Stock would be delayed until any required regulatory approvals are obtained.

You may not receive dividends on the Series A Preferred Stock and Series B Preferred Stock.

        Prior to March 1, 2010 and at any time after receipt of the Shareholder Approvals, each share of Preferred Stock will bear a non-cumulative dividend that mirrors any dividend payable on the Common Stock underlying the Preferred Stock; therefore, dividends on the Series A Preferred Stock and Series B Preferred Stock will be payable during such periods only if declared by our Board of Directors on the Common Stock. We have suspended payment of dividends on our Common Stock and are currently prohibited from paying dividends on our Common Stock; no dividends will be payable on the Preferred Stock during such periods until we commence paying dividends on our Common Stock. See "—Risks Relating to Ownership of our Common Stock—We have suspended payment of cash dividends on our Common Stock and may not pay any cash dividends on our Common Stock for the foreseeable future."

        If Special Dividends (as defined below) become payable we currently would not be able to pay such cumulative dividends although they would continue to accrue. Our Written Agreement with the Reserve Bank and the DFCS prohibits us from paying dividends on our preferred stock. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders including holders of Preferred Stock. Under the Order, the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS, and under the Written Agreement we are prohibited from accepting such dividends without the prior consent of the Reserve Bank and the DFCS. Finally, we may not pay any cash dividends on our preferred stock until we are current on interest payments on our outstanding junior subordinated debentures.

The Series A Preferred Stock and Series B Preferred Stock are equity and are subordinate to our existing and future indebtedness.

        Our Series A Preferred Stock and Series B Preferred Stock are equity interests and do not constitute indebtedness. As such, our Preferred Stock will rank junior to all indebtedness and other non-equity claims with respect to assets available to satisfy claims, including in a liquidation.

The market price of the Series A Preferred Stock and Series B Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile, and this may make it difficult for you to resell Series A Preferred Stock and Series B Preferred Stock at times or at prices you find attractive.

        To the extent that a secondary market for the Series A Preferred Stock and Series B Preferred Stock develops, we believe that the market price of the Series A Preferred Stock and Series B Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future, and many factors could affect the market price of our Common Stock. See "—Risks Relating to Ownership of our Common Stock—The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive."

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Series A Preferred Stock and Series B Preferred Stock.

        We are not restricted from issuing additional Common Stock or Series A Preferred Stock and Series B Preferred Stock, or any securities that are convertible into, exchangeable or exercisable for or that represent the right to receive, Common Stock or Series A Preferred Stock and Series B Preferred Stock. Additional shares of Preferred Stock will also be issued upon exercise of all or part of the Warrants. The issuance of any additional Common Stock or convertible securities could be substantially dilutive to the holders of our Series A Preferred Stock and Series B Preferred Stock due to the Series A Preferred Stock and Series B Preferred Stock's participating dividend and conversion features. Moreover, to the extent that we issue restricted stock, restricted stock units, stock appreciation rights, options or warrants to purchase our Common Stock in the future and those shares of restricted stock or restricted stock units vest or stock appreciation rights, options or warrants are exercised, our holders of Series A Preferred Stock and Series B Preferred Stock may experience dilution. Except for non-assignable preemptive rights held by several of the Selling Security Holders in accordance with the terms of their respective investment agreements, holders of our Series A Preferred Stock and Series B Preferred Stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to holders of our Series A Preferred Stock and Series B Preferred Stock. The price of our Series A Preferred Stock and Series B Preferred Stock could decline as a result of sales of our equity made after this offering or the perception that such sales could occur.

The issuance of additional shares of preferred stock could adversely affect holders of Common Stock, which may negatively impact your investment in Series A Preferred Stock and Series B Preferred Stock.

        Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our Board of Directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected. As noted above, a decline in the market price of our Common Stock may negatively impact the price for the Series A Preferred Stock and Series B Preferred Stock.

The Series A Preferred Stock and Series B Preferred Stock have limited voting rights.

        Holders of the Series A Preferred Stock and Series B Preferred Stock will not receive any voting rights, including the right to elect any directors, other than limited voting rights with respect to issuance of preferred stock ranking prior to the Preferred Stock and matters significantly and adversely affecting the rights and privileges of the applicable series of Preferred Stock. See "Description of our Capital Stock—Series A Preferred Stock and Series B Preferred Stock."

Holders of shares of Series A Preferred Stock and Series B Preferred Stock will have no rights as holders of our Common Stock until they acquire the Common Stock upon conversion of the Preferred Stock.

        Until holders of the Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as described under "Description of Our Mandatory Convertible Preferred Stock—Voting Rights" and as required by applicable Oregon law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Preferred Stock, holders of the Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

Risks Relating to the Class B Warrants, Class C Warrants and Class D Warrants

        Because the Warrants are exercisable for Series A Preferred Stock and Series B Preferred Stock and such shares of Preferred Stock automatically convert into Common Stock under certain circumstances, you should read the preceding discussion of risks related to ownership of our Common Stock and Preferred Stock before investing in our Securities. See "—Risks Relating to Ownership of our Common Stock" and "—Risks Relating to Ownership of Series A Preferred Stock and Series B Preferred Stock." Ownership of the Warrants involves additional risks, including but not limited to the following:

The Class B Warrants and the Class D Warrants will expire upon receipt of the Shareholder Approvals and will never become exercisable if the Shareholder Approvals are received by March 1, 2010.

        If the Shareholder Approvals are obtained prior to March 1, 2010, the Class B Warrants and the Class D Warrants will expire and will never become exercisable. If the Shareholder Approvals have not been obtained before March 1, 2010, the Class B Warrants and the Class D Warrants will become exercisable by the holders at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants. If the Shareholder Approvals are received on or after March 1, 2010, any unexercised portions of the Class B Warrants or the Class D Warrants will expire at the time such approvals are received and will no longer be exercisable.

The Warrants are a risky investment. You may not be able to recover the value of your investment in the Warrants, and the Warrants may expire worthless.

        In addition to the Class B Warrants and Class D Warrants potentially never becoming exercisable (see "—The Class B Warrants and the Class D Warrants will expire upon receipt of the Shareholder Approvals and will never become exercisable if the Shareholder Approvals are received by March 1, 2010"), the Warrants are only exercisable until October 23, 2016. There is no assurance that the trading price of our Common Stock will exceed the exercise price of the Warrants or the price required for you to achieve a positive return on your investment. Furthermore, because the Warrants are net share settled (i.e., the exercise price will be paid by our withholding such number of shares of Preferred Stock equal to the exercise price based on the market price of the Common Stock—see "Description of the

Warrants—Net Share Settlement Payment of Exercise Price of Warrants"), upon exercise of the Warrants, the number of shares of Preferred Stock you actually receive will be based indirectly on the closing price of our Common Stock immediately prior to the date the warrant exercise notice is delivered to us. Accordingly, the number of shares of the Preferred Stock you receive upon exercise of the Warrants will depend on the day on which you choose to exercise those Warrants.

The Warrants are a new class of securities and an active trading market for them may not develop.

        The Warrants are complex financial instruments, there is no public market for any of the Warrants, and we have no plans to obtain a listing of the Warrants on any securities exchange. There is no guarantee that a secondary trading market will develop for the Warrants or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell the Warrants or any portion thereof easily. The liquidity of any market for the Warrants will depend on a number of factors, including but not limited to:

  •
  the number of warrants and portions thereof, if any, that investors purchase in this offering;

  •
  the number of warrants that the Selling Securityholders elect to sell in this offering;

  •
  the number of holders of the Warrants;

  •
  our performance;

  •
  the market for similar securities;

  •
  the market price of our Preferred Stock; and

  •
  the market price of our Common Stock.

Holders of the Warrants will have no rights as a preferred stockholder until they exercise the Warrants and acquire the underlying Preferred Stock.

        Until you acquire the shares of Preferred Stock upon exercise of the respective Warrants, you will have no rights with respect to our Preferred Stock, including rights to dividend payments or voting rights.

Hedging arrangements relating to the Warrants may affect the value of our Common Stock.

        In order to hedge their positions, holders of our Warrants may enter into derivative transactions with respect to our Common Stock, may unwind or adjust derivative transactions and may purchase or sell our Common Stock in secondary market transactions. The effect, if any, of any of these activities on the trading price of our Common Stock will depend in part on market conditions and cannot be ascertained in advance, but any of these activities could adversely affect the value of our Common Stock.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents the Company's ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. The Company did not have any preferred stock outstanding as of the periods shown and consequently did not pay or accrue dividends on preferred stock for the periods shown. The Company did not have any amortized premiums or discounts related debt for the periods shown. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	Nine months ended September 30,		Year ended December 31,
(Dollars in thousands)	2009		2008		2007	2006	2005	2004
Ratio of earnings to fixed charges
Including interest on deposits	N/A	(1)	0.72		1.34	1.87	2.28	2.68
Excluding interest on deposits	N/A	(1)	N/A	(1)	2.63	5.44	6.10	5.12

(1)
Earnings were insufficient to meet fixed charges by approximately $64.2 million for the nine months ended September 30, 2009 and $13.9 million for the year ended December 31, 2008.

 SUMMARY OF THE UNDERLYING TRANSACTIONS

        On October 23, 2009, we entered into investment agreements with various investors, pursuant to which the investors invested an aggregate of $155 million in cash in us through direct purchases of newly issued convertible preferred stock and warrants in private placement transactions. In the private placements, we issued to the investors the following securities:

  •
  an aggregate of 1,428,849 shares of Series A Preferred Stock, each of which will automatically convert into 50 shares of our Common Stock (an aggregate of 71,442,450 shares of our Common Stock) at a per common share conversion price of $2.00 upon receipt of the Shareholder Approvals, in each case subject to adjustment in accordance with the terms of the Series A Preferred Stock;

  •
  an aggregate of 121,328 shares of Series B Preferred Stock, each of which will automatically convert into 50 shares of our Common Stock (an aggregate of 6,066,400 shares of our Common Stock) at a per common share conversion price of $2.00 upon receipt of the Shareholder Approvals and the transfer of the Series B Preferred Stock to third parties in a widely dispersed offering, in each case subject to adjustment in accordance with the terms of the Series B Preferred Stock;

  •
  to four of the investors, Class C Warrants to purchase an aggregate of 240,000 shares of Series B Preferred Stock at an exercise price of $100.00 per preferred share (an implied exercise price per underlying common share of $2.00)—such shares of Series B Preferred Stock will convert into our Common Stock under the same terms as other shares of Series B Preferred Stock; and

  •
  Class B warrants to purchase an aggregate of 117,972 shares of Series A Preferred Stock (and in certain circumstances Series B Preferred Stock in lieu of Series A Preferred Stock) at an exercise price of $25.00 per preferred share (an implied exercise price per underlying common share of $0.50), and Class D Warrants to purchase an aggregate of 122,028 shares of Series B Preferred Stock at an exercise price of $25.00 per preferred share (an implied exercise price per underlying common share of $0.50)—such shares of Series A Preferred Stock and Series B Preferred Stock will convert into our Common Stock under the same terms as other shares of the applicable series of Preferred Stock.

 USE OF PROCEEDS

        All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to the West Coast Bancorp Restated Articles of Incorporation (including the articles of amendment describing the terms of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Junior Participating Preferred Stock (the latter of which we refer to as the "Series C Preferred Stock")), bylaws and the Tax Benefit Preservation Plan by and between West Coast Bancorp and Wells Fargo Bank, National Association, as Rights Agent, copies of which have been filed with the SEC.

        The authorized capital stock of West Coast Bancorp consists of 50,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, no par value. As of [    •    ], 2009, there were [    •    ] shares of our Common Stock outstanding, 1,428,849 shares of Series A Preferred Stock outstanding, 121,328 shares of Series B Preferred Stock outstanding, and no shares of Series C Preferred Stock outstanding. In connection with the capital raise, the Company will seek shareholder approval to increase the number of authorized shares of Common Stock to 250,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 60,000,000 to 260,000,000).

Common Stock

        Voting Rights.    Holders of our Common Stock are entitled to one vote per share with respect to each matter presented to shareholders for vote. Except as may be provided in connection with any of our preferred stock, or as may otherwise be required by law or our Restated Articles of Incorporation, our Common Stock is the only capital stock of the Company entitled to vote in the election of directors and on all other matters presented to our shareholders; provided that the holders of Common Stock, as such, will not be entitled to vote on any matter that relates solely to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number or authorized shares of preferred stock or the powers, privileges and rights pertaining to the Common Stock. The Common Stock does not have cumulative voting rights.

        Dividends.    Subject to the prior rights of holders of our preferred stock, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our Board of Directors. On September 23, 2009, we announced that we had suspended payment of cash dividends on our Common Stock and exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on our Common Stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS. Finally, under the terms of the Series A Preferred Stock and Series B Preferred Stock we issued in connection with our capital raise, we are prohibited from paying any cash dividends on our Common Stock prior to the receipt of the Shareholder Approvals for so long as any shares of such Preferred Stock remains outstanding.

        Other Rights.    Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive the assets that are legally available for distribution to shareholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of our preferred stock are entitled.

        The Common Stock does not have preemptive, subscription or conversion rights. Additional shares of authorized Common Stock may be issued, as determined by our Board of Directors from time to time, without shareholder approval, except as may be required by applicable NASDAQ requirements.

        Listing.    Our Common Stock is listed on the NASDAQ Global Select Market under the symbol "WCBO." Wells Fargo Bank, National Association is the transfer agent and registrar for our Common Stock.

        Fully Paid.    The outstanding shares of our Common Stock are fully paid and non-assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

Authorization for Preferred Stock

        Subject to Oregon law and the terms of our Restated Articles of Incorporation, our Board of Directors may, without approval of the shareholders, cause shares of preferred stock to be issued from time to time in one or more series, provided that that such issuance shall be subject to the affirmative vote of the holders of a majority of the shares present and entitled to vote at a meeting at which such action is submitted for approval if our Board of Directors has received notice of or is otherwise aware of any transaction or other event pursuant to which:

  •
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules and regulations pursuant thereto), other than the Company, a subsidiary of the Company, an employee benefit or similar plan sponsored by the Company, or a person permitted to file reports of beneficial ownership of our Common Stock on Schedule 13G under the Exchange Act, is or proposes to become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company's then outstanding securities, or

  •
  the Company or any of its subsidiaries representing 50 percent or more of its assets would be a party to a merger or consolidation in which less than 50 percent of the outstanding voting securities of the surviving or resulting company or such surviving or resulting company's parent would be owned in the aggregate by persons who were shareholders of the Company immediately prior to such merger or consolidation.

        The board will determine the number of shares of each series as well as the designation, powers, privileges, preferences and rights of the shares of that series. Among the specific matters that may be determined by our Board of Directors are:

  •
  the rate of dividends, if any;

  •
  whether dividends, if any, will be cumulative or non-cumulative;

  •
  the terms of redemption, if any;

  •
  the terms of any sinking fund providing for the purchase or redemption of shares of each series;

  •
  the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

  •
  rights and terms of conversion or exchange, if any; and

  •
  voting rights, if any.

        We currently have three designated series of preferred stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

Series A Preferred Stock and Series B Preferred Stock

        Authorized Shares and Liquidation Preference.    The number of authorized shares of Series A Preferred Stock is 2,000,000, and the number of authorized shares of Series B Preferred Stock is

600,000. Shares of Series A Preferred Stock and Series B Preferred Stock have no par value and the liquidation preference of the Series A Preferred Stock and Series B Preferred Stock is $100 per share.

        Ranking.    The Series A Preferred Stock and Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with our other authorized series of preferred stock and with each other class or series of preferred stock, established after the date of issuance of the Series A Preferred Stock and Series B Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock or Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to our Common Stock and each other class or series of capital stock outstanding or established after the date the Series A Preferred Stock and Series B Preferred Stock is first issued, the terms of which expressly provide that it ranks junior to the Series A Preferred Stock or Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company. The Company has the right to authorize and/or issue additional shares or classes or series of junior securities or parity securities without the consent of the holders.

        Dividends.    Holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, dividends in the amount determined as set forth below.

        If our Board of Directors declares and pays a cash dividend in respect of any shares of Common Stock, then our Board of Directors is required to declare and pay to the holders of the Series A Preferred Stock and Series B Preferred Stock a cash dividend in an amount per share of Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible, assuming receipt of the Shareholder Approvals.

        If shareholders have not, on or prior to March 1, 2010, approved both Shareholder Approvals, each share of Series A Preferred Stock and Series B Preferred Stock that remains outstanding on and after March 1, 2010 will begin to accrue cumulative dividends commencing with the dividend period relating to the dividend payment date on June 15, 2010 at an annual rate of 15% until such time as the Shareholder Approvals have been obtained (the "Special Dividends").

        Special Dividends on the Series A Preferred Stock and Series B Preferred Stock are cumulative. Even if our Board of Directors does not declare a dividend on the Series A Preferred Stock and Series B Preferred Stock in respect of any dividend period, Special Dividends will accrue on the Series A Preferred Stock and Series B Preferred Stock until such time as the Shareholder Approvals have been obtained and there is no longer a requirement to pay a Special Dividend.

        Subject to limited exceptions, until the Shareholder Approvals are received, for as long as the Series A Preferred Stock and Series B Preferred Stock are outstanding, we will not be permitted to declare or pay dividends with respect to, or redeem, purchase or acquire any of our junior securities, including our Common Stock.

        On September 23, 2009, we announced that we had exercised our right to defer regularly scheduled interest payments on our outstanding junior subordinated debentures related to trust preferred securities. We may not pay any cash dividends on the Preferred Stock until we are current on interest payments on our outstanding junior subordinated debentures. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFCS. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank and the DFCS.

        Repurchase of Junior Securities.    For as long as the Series A Preferred Stock and Series B Preferred Stock remains outstanding and the Shareholder Approvals have not been received, subject to limited exceptions, the Company will be prohibited from paying dividends on any share of our Common Stock or other junior securities and from redeeming, purchasing or acquiring any shares of our Common Stock or other junior securities. Once the Shareholder Approvals have been received, the foregoing limitations on paying dividends apply only if declared quarterly dividends on the Series A Preferred Stock and Series B Preferred Stock have not been paid in full for the applicable dividend period.

        Rights Upon Liquidation.    In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series A Preferred Stock and Series B Preferred Stock will be entitled, for each share of the Preferred Stock held, to (1) the liquidation preference per share of Preferred Stock, plus any accrued but unpaid dividends, plus (2) an amount equal to the liquidation amount payable on an as-converted basis on the number of shares of Common Stock into which such shares of Preferred Stock could have been converted on a date at least ten business days before the first liquidating distribution is made on the Preferred Stock.

        In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series A Preferred Stock and Series B Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

        Redemption.    The Series A Preferred Stock and Series B Preferred Stock are not redeemable.

        Mandatory Conversion.    The Series A Preferred Stock is mandatorily convertible into shares of our Common Stock on the fifth business day following the date on which the Shareholder Approvals have been received, provided that the Series A Preferred Stock will not convert if any required regulatory approvals have not been obtained or if conversion would cause the holder to surpass regulatory ownership limits.

        Each share of Series B Preferred Stock mandatorily converts into shares of our Common Stock following receipt of the Shareholder Approvals and completion of the transfer of that share to a third party in (1) a widespread public distribution, (2) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Company or (3) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the holder. To the extent that conversion of the Series B Preferred Stock would cause the holder to be subject to the receipt of required regulatory approvals, delivery of our Common Stock would be delayed until any required regulatory approvals are obtained.

        The number of shares of our Common Stock into which a share of Preferred Stock will be convertible will be determined by dividing the base value by the then applicable conversion price. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Preferred Stock is $2.00 per share of Common Stock into which it is converted and the initial number of shares of our Common Stock into which one share of Preferred Stock is convertible into is 50.

        Anti-Dilution Provision.    The conversion price of the Series A Preferred Stock and Series B Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions) in the event that we:

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  pay dividends or other distributions on our Common Stock in shares of Common Stock;

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  subdivide, split or combine the shares of our Common Stock;

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  subject to certain exceptions and limitations, issue to holders of our Common Stock rights or warrants entitling them to purchase our Common Stock at less than the then-current market price;

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  distribute to holders of our Common Stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

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  make a cash distribution to holders of our Common Stock, other than (1) cash dividends to the extent a corresponding dividend is paid on the corresponding series of Preferred Stock, (2) cash distributed in a reorganization event or spin-off, (3) upon liquidation, dissolution or winding-up and (4) in connection with a tender or exchange offer by us; and

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  complete a tender or exchange offer for our Common Stock where the consideration exceeds the closing price (as defined in the articles of amendment for the applicable series of Preferred Stock) per share of our Common Stock.

        Reorganization Events.    If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which our Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Common Stock, then each holder of Series A Preferred Stock and each holder of Series B Preferred Stock will have the right to convert such Preferred Stock, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Common Stock into which such Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

        Voting Rights.    Except as set forth below, holders of the Series A Preferred Stock and Series B Preferred Stock will not have any voting rights.

        So long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, the vote or consent of the holders of three-quarters of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock voting as a single class with all other classes and series of parity stock having similar voting rights then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for (1) any amendment of our Restated Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on our liquidation, (2) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of our Restated Articles of Incorporation or our bylaws that would alter or change the rights, preferences or privileges of the Preferred Stock so as to affect them significantly and adversely or (3) the consummation of a binding share exchange or reclassification involving the Preferred Stock or a merger or consolidation of the Company with another entity, except that holders will have no right to vote under this provision or under Oregon law if the Company shall have complied with certain notice requirements with respect to such transaction.

        Transfer Agent.    Wells Fargo Bank, National Association, serves as the transfer agent, registrar, payment agent and conversion agent for our Series A Preferred Stock and Series B Preferred Stock.

Series C Preferred Stock

        The Series C Preferred Stock will be issuable in connection with, and pursuant to, our Tax Benefit Preservation Plan. See "—Anti-Takeover Provisions—Tax Benefit Preservation Plan."

Anti-Takeover Provisions

        Oregon law.    The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders.

        The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the Company. The statement may also request that the Company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

        A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. The Company has not opted out of the OCSA.

        Except under certain circumstances, the Oregon Business Corporation Act ("OBCA") also prohibits a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) within three years of the shareholder becoming an "interested shareholder." Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written counsel) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA; (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such consummation or abandonment of certain transactions, including mergers and tender offers. The Company has not opted out of the OBCA.

        Number of Directors; Removal; Filling Vacancies.    Our Restated Articles of Incorporation provide that the number of directors will be not fewer than eight or more than 20, with the exact number to be fixed by resolution of our Board of Directors adopted by at least 75% of the whole board. In addition, our Restated Articles of Incorporation provide that any vacancies, or newly created directorships, may be filled by our Board of Directors. Accordingly, shareholders will not be able to increase the size of our Board of Directors in order to fill the newly created directorships with shareholder nominees.

        According to our Restated Articles of Incorporation, no director may be removed from office without cause except by a vote of two thirds of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal shall exist only if our Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence, willful misconduct, or dishonesty of the director whose removal is proposed.

        Shareholder Action by Written Consent.    Our bylaws provide that shareholder action can be taken without a meeting by written consent only if a written consent resolution, setting forth the action taken, is signed by all shareholders entitled to vote on the action and is delivered to the corporation. As a result, consideration of a shareholder proposal may be delayed until the next annual meeting unless a special meeting is called by the board, the president or the president at the request of 10 percent or more of our shares entitled to vote on an issue proposed for consideration by shareholders.

        Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.    Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of our shareholders. Only persons who are nominated by, or at the direction of, our Board of Directors, or by a shareholder who has given timely written notice to our corporate secretary prior to the meeting at which directors are to be elected, are eligible for election as directors of West Coast Bancorp. The business to be conducted at an annual meeting is limited to business brought before the meeting by, or at the direction of, our Board of Directors or by a shareholder who has given timely written notice to the Secretary of his or her intention to bring such business before such meeting.

        Notice of a shareholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered to the Company not less than 60 days in advance of such meeting, provided that if the date of such annual meeting of shareholders has not been publicly announced by the Company more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting, including, without limitation, disclosure of the meeting date set forth in any document or exhibit thereto filed by the Company with the Securities and Exchange Commission.

        Any shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as directors only if written notice of such shareholder's intent to make such nomination is given, either by personal delivery or by certified mail, postage prepaid, addressed to the secretary at the corporation's executive officers not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to the date of such meeting (provided that if the date of such annual meeting of shareholders has not been publicly announced by the corporation more than 90 days in advance of such meeting, such written notice must be given within 15 days after the first public disclosure of the date of the annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

        A shareholder's notice proposing to nominate a person for election as a director must contain specified information, including, without limitation, the identity and address of the nominating shareholder, the identity and address of each person to be nominated, a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear at the meeting in person or by proxy to nominate the person or persons specified in the notice as directors; a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination or nominations are to be made by such shareholder; such other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and the consent of each proposed nominee to serve as a director of the corporation if so elected. A shareholder's notice relating to the conduct of business other than the nomination of directors must contain specified information about that business and about the proposing shareholder, including, without limitation:

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  a brief description of the business the shareholder proposes to bring before the meeting;

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  the name and address of the shareholder; and

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  any material interest of the shareholder in the business so proposed.

        If the chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the bylaw provisions summarized above, the person will not be eligible for election as a director or the proposed business will not be conducted at the meeting, as the case may be.

        Although our bylaws do not give our Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed. Also, they may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial, to the Company and our shareholders.

        Blank Check Preferred Stock.    Subject to certain limitations, our Board of Directors has the authority to designate the rights and preferences of, and issue one or more series of, preferred stock without shareholder approval as discussed under "—Preferred Stock." The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

        Approval of Mergers, Consolidations, and Sale of Substantial Assets.    Our Restated Articles of Incorporation impose heightened shareholder approval requirements for certain change in control transactions or sales of all or substantially all of the assets of the Company and its subsidiaries if such transactions have not been approved by our Board of Directors by the affirmative vote of more than 75% of our directors. Under the articles, a "change in control" occurs if any person acquires beneficial ownership of 30% or more of our outstanding Common Stock, the Company is merged or consolidated with another company and as a result less than 50% of the voting securities of the surviving company are owned by our shareholders immediately prior to the transaction, or upon the occurrence of other specified transactions. In the absence of prior board approval (by more than 75% of the directors), change in control transactions and sales of all or substantially all of the Company's assets require the affirmative vote of 66 2/3% of shares entitled to be voted. This provision of the Restated Articles of Incorporation may not be amended or repealed unless such amendment or repeal is approved by more than 75% of the directors or receives the affirmative vote of 66 2/3% of all classes of stock entitled to vote.

        Tax Benefit Preservation Plan.    Our Board of Directors adopted a Tax Benefit Preservation Plan with Wells Fargo Bank, National Association, as Rights Agent, on October 23, 2009. The provisions of the Tax Benefit Preservation Plan are described in detail in the registration statement on Form 8-A12B that we previously filed with the SEC and which is referenced in the section below entitled "Information Incorporated by Reference." The Board adopted the Tax Benefit Preservation Plan in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company's ability to use Tax Attributes, but the plan may be deemed to have an anti-takeover effect. The Tax Benefit Preservation Plan will cause substantial dilution to any person or group who attempts to acquire a significant interest in the Company without advance approval from our Board of Directors. As a result, one effect of the Tax Benefit Preservation Plan may be to render more difficult or discourage any attempt to acquire the Company.

DESCRIPTION OF THE WARRANTS

        The following is a brief description of the terms of the Warrants being sold by the Selling Securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the forms of warrant agreement for each of the Class B Warrants, Class C Warrants and Class D Warrants, copies of which have been filed with the SEC.

Exercise of Warrants

        Class B Warrants.    If the Shareholder Approvals are obtained prior to March 1, 2010, the Class B Warrants will expire and will never become exercisable. If the Shareholder Approvals have not been obtained before March 1, 2010, the Class B Warrants will become exercisable by the holders thereof to purchase in the aggregate 117,972 shares of Series A Preferred Stock at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Series A Preferred Stock of $0.50. To the extent that receipt of Series A Preferred Stock would cause the holder to violate the regulatory restrictions on ownership levels, the holder may exercise the Class B Warrants for Series B Preferred Stock. Each share of Series A Preferred Stock (or Series B Preferred Stock if applicable) received upon exercise of the Class B Warrants will begin to accrue Special Dividends until such time as the Shareholder Approvals have been obtained. If the Shareholder Approvals are received on or after March 1, 2010, any unexercised portions of the Class B Warrants will expire at the time such approvals are received and will no longer be exercisable. Shares of Preferred Stock issued upon exercise of the Class B Warrants will have the same terms as all other shares of the applicable series of Preferred Stock and will mandatorily convert into our Common Stock on the same terms as such other shares.

        Class C Warrants.    The Class C Warrants are exercisable by the holders to purchase in the aggregate 240,000 shares of Series B Preferred Stock at any time (subject to limited exceptions), in whole or in part, until the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Series B Preferred Stock of $2.00. If the Shareholder Approvals have not been received prior to March 1, 2010, each share of Series B Preferred Stock received upon exercise of the Class C Warrants will begin to accrue Special Dividends until such time as the Shareholder Approvals have been obtained. Receipt of the Shareholder Approvals on or after March 1, 2010 will have no effect on the exercisability of the Class C Warrants. The Series B Preferred Stock issued upon exercise of the Class C Warrants will have the same terms as all other shares of Series B Preferred Stock and will mandatorily convert into our Common Stock on the same terms as such other shares.

        Class D Warrants.    If the Shareholder Approvals are obtained prior to March 1, 2010, the Class D Warrants will expire and will never become exercisable. If the Shareholder Approvals have not been obtained before March 1, 2010, the Class D Warrants will become exercisable by the holders thereof to purchase in the aggregate 122,028 shares of Series B Preferred Stock at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Series B Preferred Stock of $0.50. Each share of Series B Preferred Stock received upon exercise of the Class D Warrant will begin to accrue Special Dividends until such time as the Shareholder Approvals have been obtained. If the Shareholder Approvals are received on or after March 1, 2010, any unexercised portions of the Class D Warrants will expire at the time such approvals are received and will no longer be exercisable. Shares of Series B Preferred Stock issued upon exercise of the Class D Warrants will have the same terms as all other shares of Series B Preferred Stock and will mandatorily convert into our Common Stock on the same terms as such other shares.

Anti-Dilution and Other Provisions

        Subject to certain exceptions, the exercise price of the Warrants will be adjusted upon the occurrence of any of the following events:

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  issuances of common stock (other than in connection with a permitted rights offering, certain stock compensation plans, stock splits or subdivisions, conversions of preferred stock or exercise of the warrants) at less than 95% of the greater of the most recent closing price per share as reported by the NASDAQ on (i) the date on which the Company issues or sells any common stock or (ii) on the first date of the announcement of such issuance;

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  stock splits, subdivisions, reclassifications or combinations;

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  certain distributions of shares of a class other than common stock or other property (including cash, but excluding ordinary dividends) to holders of common stock;

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  certain repurchases of common stock;

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  certain business combinations; or

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  any other Company action that in the opinion of the Board would adversely affect the rights of the holders of the warrants.

Rights as a Preferred Stock Shareholder

        Holders of Warrants shall have no rights or privileges of the holders of our Preferred Stock until (and then only to the extent) the Warrant has been exercised.

Net Share Settlement Payment of Exercise Price of Warrants

        Payment of the exercise price for a Warrant will be made by having us withhold shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, issuable upon exercise of the Warrant equal in value to the aggregate exercise price, with the withheld shares valued based on the market price of the underlying Common Stock on the trading day immediately prior to the date on which the Warrant and the notice of exercise are delivered to us.

Transfer Restrictions

        Holders of the Warrants may not directly or indirectly sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of the Warrants or any rights thereunder in whole or in part prior to the first anniversary of the date of original issuance, except that such restrictions on transfer will cease to apply earlier (1) upon the occurrence of certain change of control events or (2) on March 1, 2010 in the event the Shareholder Approvals have not been obtained. Any permissible transfer of the Warrants must be made to a third party in a widely dispersed offering.

 BENEFIT PLAN CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition, holding and, to the extent relevant, disposition of the Securities by or to an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is subject to Title I of ERISA, a plan described in Section 4975 of the United States Internal Revenue Code of 1986, as amended (the "Code"), including an individual retirement account ("IRA") or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws") and any entity whose underlying assets include "plan assets" by reason of any such employee benefit or retirement plan's investment in such entity (each of which we refer to as a "Plan").

        THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE CODE, TREASURY REGULATIONS PROMULGATED THEREUNDER, ERISA AND U.S. DEPARTMENT OF LABOR REGULATIONS PROMULGATED THEREUNDER, JUDICIAL OPINIONS, PUBLISHED POSITIONS OF THE INTERNAL REVENUE SERVICE AND U.S. DEPARTMENT OF LABOR, AND OTHER APPLICABLE AUTHORITIES, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT). THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. AND SIMILAR LAWS THAT MAY BE IMPORTANT TO A PLAN IN LIGHT OF THAT PLAN'S PARTICULAR CIRCUMSTANCES, AND DOES NOT ADDRESS ANY PARTICULAR ASPECTS OF NON-U.S. LAWS AND OTHER SIMILAR LAWS.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar prohibitions under Similar Laws.

        In considering the acquisition and holding of the Securities with a portion of the assets of any ERISA Plan or other Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the ERISA Plan or other Plan, and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        We, the Selling Securityholders and certain of our affiliates, may be a party in interest or disqualified person with respect to a Plan. As a result, the acquisition, holding and, to the extent relevant, disposition of any Securities by an ERISA Plan with respect to which we, the Selling Securityholders or certain of our affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is effected and the Securities are held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control, or render any investment advice, with respect to the assets of any ERISA Plan involved in the transaction and, provided further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Securities are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

        Because of the foregoing, a Plan may not acquire Securities, unless such acquisition and holding of such Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

        Any person acquiring and holding Securities will be deemed to have represented and warranted that either (i) it is not a Plan and no portion of the assets used to acquire or hold such Securities constitutes assets of any Plan or (ii) the acquisition, holding and, to the extent relevant, disposition of Securities will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an acquisition of Securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of Securities. The acquisition, holding and, to the extent relevant, disposition of Securities by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

 SELLING SECURITYHOLDERS

        When we refer to the "Selling Securityholders" in this prospectus we mean the persons listed in the tables below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

        The Selling Securityholders initially acquired the Securities covered by this prospectus on October 23, 2009 at the closing of the capital raise described above under "Summary of the Underlying Transactions." The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in "Plan of Distribution."

Board Representation and Board Observer Rights of Certain Selling Securityholders

        In connection with the capital raise, two of the Selling Securityholders, Castle Creek Capital Partners IV, LP and GF Financial, LLC obtained the right to representation on our Board of Directors and on our Board of Directors of the Bank. Specifically, these two Selling Securityholders are entitled to nominate one person to be elected or appointed to our Board of Directors (and our Board of Directors of the Bank) subject to receipt of applicable regulatory approvals, satisfaction of all legal and governance requirements regarding service as a director of the Company and the Bank and the reasonable approval of the Governance and Nominating Committee of our Board and the Board. In that connection, Castle Creek Capital Partners IV, LP has nominated John Pietrzak as a director, and GF Financial, LLC has nominated Simon Glick as a director; their appointments remain subject to receipt of applicable regulatory approvals. So long as each of these Selling Securityholders holds at least 5% of all outstanding shares of our Common Stock (counting for such purposes all shares of Common Stock into which or for which shares of any Preferred Stock or the Warrants owned by such Selling Securityholder are directly or indirectly convertible or exercisable (which we refer to as a "Qualifying Ownership Interest"), and excluding as shares owned and outstanding shares of Common Stock issued by us after the closing date, other than as contemplated by the Investment Agreements), we will be required to recommend to our shareholders the election of the Selling Securityholder's board representative at our annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance and Nominating Committee and the Board. At the option of GF Financial, LLC's board representative, our Board of Directors will cause such representative to be appointed to our Governance & Nominating Committee, Executive Committee, and Loan, Investment, & Asset/Liability Committee, so long as the board representative qualifies to serve on such committees under applicable rules of NASDAQ and our corporate governance guidelines and the charters of such committees. For so long as Castle Creek Capital Partners IV, LP and GF Financial, LLC are entitled to a board representative but do not have a board representative serving on our Board of Directors, these Selling Securityholders will be entitled to designate one board observer subject to applicable legal requirements. Another Selling Securityholder, MFP Partners, L.P. is entitled to designate one board observer to attend Board of Director meetings subject to applicable legal requirements for so long as such Selling Securityholder has a Qualifying Ownership Interest. In addition, one other Selling Securityholder, Stadium Capital Partners, L.P., is also entitled to designate one board observer to attend Board of Director meetings subject to applicable legal requirements for so long as such Selling Securityholder, together with its affiliates, holds the Series A Preferred Stock (or the Common Stock underlying such shares of Series A Preferred Stock) it was originally issued.

Transfer Restrictions

        The Selling Securityholders may not directly or indirectly sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of the Warrants or any rights thereunder in whole or in part prior to the first anniversary of the date of original issuance, except that such restrictions on transfer will cease to apply earlier (1) upon the occurrence of certain change of control events or (2) on March 1, 2010 in the event the Shareholder Approvals have not been obtained.

        In addition, subject to certain exceptions, Castle Creek Capital Partners IV, LP and GF Financial, LLC are prohibited from selling, transferring, assigning or otherwise disposing of any of the Securities they acquired from us in the private placement transactions, except for transfers (i) following the date that is twelve months from the date of original issuance; and (ii) in the event the Shareholder Approvals are not received before March 1, 2010, such Selling Securityholders may transfer 50% of the Common Stock, Preferred Stock and the Warrants owned by them during the period commencing on such date and ending twelve months after the date of original issuance.

Securities Covered by this Prospectus Held by Selling Securityholders

        The following tables set forth the aggregate number of Securities owned by the Selling Securityholders as of [    •    ], and the maximum number of Securities to be offered by the Selling Securityholders pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to such Securities. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the tables below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering.

Series A Preferred Stock and Series B Preferred Stock

	Series A Preferred Stock(1)		Series B Preferred Stock(2)
Name of Selling Securityholder	Shares Owned Pre-Offering	Maximum Amount of Shares Being Offered	Shares Owned Pre-Offering	Maximum amount of Shares Being Offered
Antipodean Domestic Partners, LP	[•]	[•]	[•]	[•]
Basswood Opportunity Partners, LP	[•]	[•]	[•]	[•]
Basswood International Fund, Inc.	[•]	[•]	[•]	[•]
Basswood Opportunity Fund, Inc.	[•]	[•]	[•]	[•]
Whitewood Financial Partners, LP	[•]	[•]	[•]	[•]
Jet 1, LP	[•]	[•]	[•]	[•]
Marcel Lindenbaum	[•]	[•]	[•]	[•]
Matthew Lindenbaum	[•]	[•]	[•]	[•]
Bennett Lindenbaum	[•]	[•]	[•]	[•]
Nathan Jeremy Lindenbaum	[•]	[•]	[•]	[•]
Abigail Lindenbaum Tambor	[•]	[•]	[•]	[•]
Victoria Lindenbaum Feder	[•]	[•]	[•]	[•]
Castle Creek Capital Partners IV, LP	[•]	[•]	[•]	[•]
Cougar Trading, LLC	[•]	[•]	[•]	[•]
Emanuel E. Geduld 2005 Family Trust	[•]	[•]	[•]	[•]
David Lee Verlander	[•]	[•]	[•]	[•]

	Series A Preferred Stock(1)		Series B Preferred Stock(2)
Name of Selling Securityholder	Shares Owned Pre-Offering	Maximum Amount of Shares Being Offered	Shares Owned Pre-Offering	Maximum amount of Shares Being Offered
EREF Special Situations, LLC	[•]	[•]	[•]	[•]
Stuart L. Sternberg	[•]	[•]	[•]	[•]
Steven Shore	[•]	[•]	[•]	[•]
East Rock Simco Endowment Fund, LP	[•]	[•]	[•]	[•]
East Rock Focus Fund, LP	[•]	[•]	[•]	[•]
Gantcher Family Limited Partnership	[•]	[•]	[•]	[•]
GF Financial, LLC	[•]	[•]	[•]	[•]
Arbiter Partners, LP	[•]	[•]	[•]	[•]
Goldman Sachs Investment Partners—Master Fund	[•]	[•]	[•]	[•]
Headwaters Capital	[•]	[•]	[•]	[•]
Homestead Partners LP	[•]	[•]	[•]	[•]
Arles Partners LP	[•]	[•]	[•]	[•]
IG Family LTD Liability LTD Partnership, LLLP	[•]	[•]	[•]	[•]
J. Ira Harris Living Trust	[•]	[•]	[•]	[•]
James Brown	[•]	[•]	[•]	[•]
JCSD Partners LP	[•]	[•]	[•]	[•]
Jerold M. Weiss	[•]	[•]	[•]	[•]
Locust Wood Capital, LP	[•]	[•]	[•]	[•]
Locust Wood Capital Offshore, LTD	[•]	[•]	[•]	[•]
MFP Partners, L.P.	[•]	[•]	[•]	[•]
Montpelier Investments Holdings Ltd	[•]	[•]	[•]	[•]
KVO Capital Partners, L.P.	[•]	[•]	[•]	[•]
Mutual Shares Fund	[•]	[•]	[•]	[•]
Mutual Shares Financial Services Fund	[•]	[•]	[•]	[•]
OZ Master Fund, Ltd	[•]	[•]	[•]	[•]
OZ Global Special Investments Master Fund, L.P.	[•]	[•]	[•]	[•]
OZ Select Master Fund, Ltd	[•]	[•]	[•]	[•]
Gordel Holdings, Limited	[•]	[•]	[•]	[•]
Red Mountain Capital Partners II, LLC	[•]	[•]	[•]	[•]
Roaring Brook Capital Master Fund LTD	[•]	[•]	[•]	[•]
Robert Appel	[•]	[•]	[•]	[•]
Stadium Capital Partners, L.P.	[•]	[•]	[•]	[•]
Stadium Capital Qualified Partners, L.P.	[•]	[•]	[•]	[•]
Ulysses Partners LP	[•]	[•]	[•]	[•]
Ulysses Offshore Fund LTD	[•]	[•]	[•]	[•]
VNBTrust, N.A.	[•]	[•]	[•]	[•]
Swift Run Capital, LP.	[•]	[•]	[•]	[•]
William Finneran	[•]	[•]	[•]	[•]

(1)
This table does not reflect the Series A Preferred Stock underlying the Class B Warrants held by certain Selling Securityholders—such Warrants and underlying shares of Preferred Stock are described in the following table. An aggregate of 71,442,450 shares of Common Stock are issuable upon conversion of the 1,428,849 outstanding shares of the Series A Preferred Stock (subject to anti-dilution adjustments).

(2)
This table does not reflect the Series B Preferred Stock underlying the Warrants held by certain Selling Securityholders—such Warrants and underlying shares of Preferred Stock are described in the following table. An aggregate of 6,066,400 shares of Common Stock are issuable upon conversion in full of the 121,238 outstanding shares of the Series B Preferred Stock (subject to anti-dilution adjustments).

Warrants

	Class B Warrants(1)		Class C Warrants(2)		Class D Warrants(3)
Name of Selling Securityholder	Class B Warrants— Underlying Shares of Series A / B Preferred Stock	Maximum Portion of Class B Warrant Being Offered	Class C Warrants— Underlying Shares of Series B Preferred Stock	Maximum Portion of Class C Warrant Being Offered	Class D Warrants— Underlying Shares of Series B Preferred Stock	Maximum Portion of Class D Warrant Being Offered
Antipodean Domestic Partners, LP	[•]	[•]	[•]	[•]	[•]	[•]
Basswood Opportunity Partners, LP	[•]	[•]	[•]	[•]	[•]	[•]
Basswood International Fund, Inc.	[•]	[•]	[•]	[•]	[•]	[•]
Basswood Opportunity Fund, Inc.	[•]	[•]	[•]	[•]	[•]	[•]
Whitewood Financial Partners, LP	[•]	[•]	[•]	[•]	[•]	[•]
Jet 1, LP	[•]	[•]	[•]	[•]	[•]	[•]
Marcel Lindenbaum	[•]	[•]	[•]	[•]	[•]	[•]
Matthew Lindenbaum	[•]	[•]	[•]	[•]	[•]	[•]
Bennett Lindenbaum	[•]	[•]	[•]	[•]	[•]	[•]
Nathan Jeremy Lindenbaum	[•]	[•]	[•]	[•]	[•]	[•]
Abigail Lindenbaum Tambor	[•]	[•]	[•]	[•]	[•]	[•]
Victoria Lindenbaum Feder	[•]	[•]	[•]	[•]	[•]	[•]
Castle Creek Capital Partners IV, LP	[•]	[•]	[•]	[•]	[•]	[•]
Cougar Trading, LLC	[•]	[•]	[•]	[•]	[•]	[•]
Emanuel E. Geduld 2005 Family Trust	[•]	[•]	[•]	[•]	[•]	[•]
David Lee Verlander	[•]	[•]	[•]	[•]	[•]	[•]
EREF Special Situations, LLC	[•]	[•]	[•]	[•]	[•]	[•]
Stuart L. Sternberg	[•]	[•]	[•]	[•]	[•]	[•]
Steven Shore	[•]	[•]	[•]	[•]	[•]	[•]
East Rock Simco Endowment Fund, LP	[•]	[•]	[•]	[•]	[•]	[•]
East Rock Focus Fund, LP	[•]	[•]	[•]	[•]	[•]	[•]
Gantcher Family Limited Partnership	[•]	[•]	[•]	[•]	[•]	[•]
GF Financial, LLC	[•]	[•]	[•]	[•]	[•]	[•]
Arbiter Partners, LP	[•]	[•]	[•]	[•]	[•]	[•]
Goldman Sachs Investment Partners—Master Fund	[•]	[•]	[•]	[•]	[•]	[•]
Headwaters Capital	[•]	[•]	[•]	[•]	[•]	[•]
Homestead Partners LP	[•]	[•]	[•]	[•]	[•]	[•]
Arles Partners LP	[•]	[•]	[•]	[•]	[•]	[•]
IG Family LTD Liability LTD Partnership, LLLP	[•]	[•]	[•]	[•]	[•]	[•]
J. Ira Harris Living Trust	[•]	[•]	[•]	[•]	[•]	[•]
James Brown	[•]	[•]	[•]	[•]	[•]	[•]
JCSD Partners LP	[•]	[•]	[•]	[•]	[•]	[•]
Jerold M. Weiss	[•]	[•]	[•]	[•]	[•]	[•]
Locust Wood Capital, LP	[•]	[•]	[•]	[•]	[•]	[•]
Locust Wood Capital Offshore, LTD	[•]	[•]	[•]	[•]	[•]	[•]
MFP Partners, L.P.	[•]	[•]	[•]	[•]	[•]	[•]
Montpelier Investments Holdings Ltd	[•]	[•]	[•]	[•]	[•]	[•]
KVO Capital Partners, L.P.	[•]	[•]	[•]	[•]	[•]	[•]
Mutual Shares Fund	[•]	[•]	[•]	[•]	[•]	[•]
Mutual Shares Financial Services Fund	[•]	[•]	[•]	[•]	[•]	[•]

	Class B Warrants(1)		Class C Warrants(2)		Class D Warrants(3)
Name of Selling Securityholder	Class B Warrants— Underlying Shares of Series A / B Preferred Stock	Maximum Portion of Class B Warrant Being Offered	Class C Warrants— Underlying Shares of Series B Preferred Stock	Maximum Portion of Class C Warrant Being Offered	Class D Warrants— Underlying Shares of Series B Preferred Stock	Maximum Portion of Class D Warrant Being Offered
OZ Master Fund, Ltd	[•]	[•]	[•]	[•]	[•]	[•]
OZ Global Special Investments Master Fund, L.P.	[•]	[•]	[•]	[•]	[•]	[•]
OZ Select Master Fund, Ltd	[•]	[•]	[•]	[•]	[•]	[•]
Gordel Holdings, Limited	[•]	[•]	[•]	[•]	[•]	[•]
Red Mountain Capital Partners II, LLC	[•]	[•]	[•]	[•]	[•]	[•]
Roaring Brook Capital Master Fund LTD	[•]	[•]	[•]	[•]	[•]	[•]
Robert Appel	[•]	[•]	[•]	[•]	[•]	[•]
Stadium Capital Partners, L.P.	[•]	[•]	[•]	[•]	[•]	[•]
Stadium Capital Qualified Partners, L.P.	[•]	[•]	[•]	[•]	[•]	[•]
Ulysses Partners LP	[•]	[•]	[•]	[•]	[•]	[•]
Ulysses Offshore Fund LTD	[•]	[•]	[•]	[•]	[•]	[•]
VNBTrust, N.A.	[•]	[•]	[•]	[•]	[•]	[•]
Swift Run Capital, LP.	[•]	[•]	[•]	[•]	[•]	[•]
William Finneran	[•]	[•]	[•]	[•]	[•]	[•]

(1)
If the Shareholder Approvals are obtained prior to March 1, 2010, the Class B Warrants will expire and will never become exercisable. If the Shareholder Approvals have not been obtained before March 1, 2010, the Class B Warrants will become exercisable by the holders thereof to purchase in the aggregate 117,972 shares of Series A Preferred Stock (or an equivalent number of Series B Preferred Stock in lieu of Series A Preferred Stock in certain circumstances) at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Preferred Stock of $0.50. An aggregate of 5,898,600 shares of Common Stock are issuable upon conversion in full of the 117,972 shares of Preferred Stock issuable upon exercise of all of the Class B Warrants (subject to anti-dilution adjustments).

(2)
The Class C Warrants are exercisable by the holders to purchase in the aggregate 240,000 shares of Series B Preferred Stock at any time (subject to limited exceptions), in whole or in part, until the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Series B Preferred Stock of $2.00. An aggregate of 12,000,000 shares of Common Stock are issuable upon conversion in full of the 240,000 shares of Series B Preferred Stock issuable upon exercise of all of the Class C Warrants (subject to anti-dilution adjustments).

(3)
If the Shareholder Approvals are obtained prior to March 1, 2010, the Class D Warrants will expire and will never become exercisable. If the Shareholder Approvals have not been obtained before March 1, 2010, the Class D Warrants will become exercisable by the holders thereof to purchase in the aggregate 122,028 shares of Series B Preferred Stock at any time between March 1, 2010 and the earlier of the time of receipt of the Shareholder Approvals and the seventh anniversary of the issuance of such warrants, at an implied exercise price per common share underlying the Series B Preferred Stock of $0.50. An aggregate of 6,101,400 shares of Common Stock are issuable upon conversion in full of the 122,028 shares of Series B Preferred Stock issuable upon exercise of all of the Class D Warrants (subject to anti-dilution adjustments).

PLAN OF DISTRIBUTION

        The Selling Securityholders may offer, sell, transfer or otherwise dispose of the Securities covered by this prospectus from time to time on any stock exchange on which the Securities are listed (including the NASDAQ Global Select Market where our Common Stock is currently listed), in the over-the-counter market, in privately negotiated transactions or otherwise. The Selling Securityholders may offer, sell, transfer or otherwise dispose of those Securities at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the Selling Securityholders will sell all or any portion of the Securities offered hereby. We will not receive any proceeds from the sales by the Selling Securityholders of Securities covered by this prospectus.

        The Selling Securityholders may sell the Securities covered by this prospectus directly to purchasers from time to time. Alternatively, the Selling Securityholders may from time to time offer the Securities to or through underwriters, broker-dealers or agents. The Selling Securityholders may employ one or more of the following methods at various times:

  •
  block trades in which a broker or dealer will be engaged to attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  "at the market" transactions to or through market makers. or into an existing market for our shares;

  •
  privately negotiated transactions;

  •
  settlement of short sales effected after the date of this prospectus;

  •
  options, swaps or other derivative transactions that may or may not be listed on an exchange;

  •
  distributions to its members, partners, managers, directors, employees, consultants or affiliates; or

  •
  any combination of the above methods or by any other legally available means.

        The Selling Securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. Those brokers or dealers may act as principals, or as agents of the Selling Securityholder. Broker-dealers may agree with the Selling Securityholders to sell a specified number of Securities at a stipulated price per share. If a broker-dealer is unable to sell Securities acting as agent for the Selling Securityholder, it may purchase as principal any unsold Securities at the stipulated price. Broker-dealers who acquire Securities as principals may thereafter resell the Securities from time to time in transactions on any stock exchange on which the Securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        To the extent required under the Securities Act, the names of any agents, underwriters, brokers or dealers and any applicable commission with respect to a particular offering will be set forth in an additional prospectus. Any underwriters, dealers, brokers or agents participating in the distribution of the Securities may receive compensation in the form of discounts, concessions, commissions or fees from the Selling Securityholders and/or purchasers of the Selling Securityholder's shares, for which they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

        Any brokers, dealers or agents that participate in the distribution of Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of Securities sold by them may be deemed to be underwriting discounts and commissions.

        We will make copies of this prospectus available to the Selling Securityholders for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

        The Selling Securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Securities in the course of hedging the positions they assume with the Selling Securityholder, including, without limitation, in connection with distributions of Securities by those broker-dealers. The Selling Securityholders may enter into option or other transactions with broker-dealers that involve the delivery of Securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

        The Selling Securityholders and other persons participating in the sale or distribution of Securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M; and we have advised the Selling Securityholders that Regulation M may apply. This regulation may limit the timing of purchases and sales of any Securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Securities in the market and to the activities of the Selling Securityholders and its respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        The Selling Securityholders may also sell Securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the Securities are covered by this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

 LEGAL MATTERS

        The validity of the Securities offered pursuant to this prospectus will be passed upon for us by Miller Nash LLP, Portland, Oregon.

 EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 INFORMATION INCORPORATED BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

  •
  our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 29, 2009, September 24, 2009, October 26, 2009, October 28, 2009, and December 21, 2009 (other than the portions of those documents not deemed to be filed);

  •
  those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on March 18, 2009; and

  •
  the Form 8-A12B Registration Statement filed with the SEC on October 28, 2009, including any amendment or report filed with the SEC for the purpose of updating this description.

        To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

5335 Meadows Road—Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.wcb.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$16,284.56
*Legal fees and expenses		[•]
*Accounting fees and expenses		[•]
*Printing costs		[•]
*Mailing and other miscellaneous expenses		[•]

*Total	$

*
Estimated

Item 15.    Indemnification of Directors and Officers

        The OBCA requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation's articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the OBCA allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

        However, the OBCA does not permit indemnification:

  •
  in the case of any proceeding by or in the right of the corporation (a derivative action), if the individual was adjudged liable to the corporation; or

  •
  in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, if the individual was adjudged liable on the basis that he or she improperly received a personal benefit.

        The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        The indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under a corporation's articles of incorporation or bylaws, or under any agreement, action of our board of directors, vote of shareholders or otherwise.

        Article V of our Restated Articles of Incorporation of the registrant provides that the registrant will indemnify each of its directors to the fullest extent permissible under the OBCA and permits the registrant to indemnify its officers, employees, and agents. Section 5 of our bylaws requires such indemnification for directors and officers, or any individual who, while a director of the corporation, is or was serving at the registrant's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability and expenses, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party. However, the registrant will not provide indemnification when (1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to the registrant in a proceeding by or in the right of the registrant; or (3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. The registrant may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to employees and agents of the registrant. Indemnification rights and procedures, including entitlement to advances of expenses, are set forth in more detail in the registrant's bylaws.

        The registrant has also entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the registrant and its banking subsidiary will indemnify its directors and officers who are parties to an indemnification agreement to the fullest extent permitted under the OBCA and the registrant's articles of incorporation and bylaws against expenses and liabilities incurred in specified actions, suits or proceedings.

        Section 60.367 of the OBCA provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the OBCA or the articles of incorporation and (b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct described in Section 60.357 of the OBCA.

Item 16.    Exhibits

        The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 ("Rule 424(b)") if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  If the registrant is relying on Rule 430B:

    (a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii)
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in "Item 15. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, West Coast Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on December 21, 2009.

WEST COAST BANCORP
By:	/s/ Richard R. Rasmussen
	Name:	Richard R. Rasmussen
	Title:	Executive Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 21, 2009.

Signature	Title
* Robert D. Sznewajs	President, Chief Executive Officer and Director (Principal Executive Officer)
* Anders Giltvedt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Kevin M. McClung	Senior Vice President and Controller (Controller)
* Lloyd D. Ankeny	Director, Chairman of the Board
* Michael J. Bragg	Director
* Duane C. McDougall	Director
* Steven J. Oliva	Director

Signature		Title

* Steven N. Spence		Director
* David J. Truitt		Director
* Nancy A. Wilgenbusch, Ph.D.		Director
*By:	/s/ Richard R. Rasmussen Richard R. Rasmussen Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed February 26, 2004.
4.2
Amended and Restated Bylaws of the Company (as amended through January 27, 2009). Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, filed February 24, 2009.
4.3
Articles of Amendment of Mandatorily Convertible Cumulative Participating Preferred Stock, Series A of West Coast Bancorp. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.4
Articles of Amendment of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B of West Coast Bancorp. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.5	Articles of Amendment of Series C Junior Participating Preferred Stock. Incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.6	Form of Class B Warrant. Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.7	Form of Class C Warrant. Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.8	Form of Class D Warrant. Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed October 28, 2009.
4.9
Tax Benefit Preservation Plan, dated as of October 23, 2009, between West Coast Bancorp and Wells Fargo Bank, National Association. Incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed October 28, 2009.
5.1	Opinion of Miller Nash LLP.*
12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Miller Nash LLP (included in Exhibit 5.1).*
24.1	Power of Attorney

*
To be filed by amendment